                                                                  EXHIBIT (10)b.

                            NON-EMPLOYEE DIRECTOR AND
                      NAMED EXECUTIVE OFFICER COMPENSATION

                   NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Effective as of the beginning of Fiscal 2007, directors who are not employees of the Company will receive a retainer of $30,000 per year and a fee of $1,500 for each board meeting they attend in person, $1,000 for each committee meeting they attend in person and $750 for each meeting they attend by telephone. Each committee chairman other than the chairman of the audit committee will receive an additional retainer of $4,000 per year. The audit committee chairman will receive an additional retainer of $11,500 per year. The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company's group term life insurance policy plus additional cash compensation to offset taxes on their imputed income from such premiums. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

Pursuant to the terms of the Company's 2005 Equity Incentive Plan, the Board may provide that all or a portion of a non-employee director's annual retainer and/or retainer fees or other awards or compensation as determined by the Board be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director's service as a member of the Board. Non-employee directors are also eligible to receive other awards pursuant to the terms of the 2005 Equity Incentive Plan, including options and SARs, restricted shares and restricted share units, and other stock-based awards upon such terms as the Company's Compensation Committee may determine; provided, however, that with respect to awards made to members of the Compensation Committee, the 2005 Equity Incentive Plan will be administered by the Board.

                  NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY

Fiscal 2007 salaries for the Company's named executive officers are as follows:


Name                                      Title                                              Salary
----                                      -----                                              ------
Hal N. Pennington        Chairman, President and Chief Executive Officer                $   720,000
Robert J. Dennis         Executive Vice President and Chief Operating Officer               500,000
James S. Gulmi           Senior Vice President and Chief Financial Officer                  350,000
Jonathan D. Caplan       Senior Vice President                                              290,000
James C. Estepa          Senior Vice President                                              495,000


Target incentive awards for Fiscal 2007 performance for the named executive officers pursuant to the EVA Incentive Plan are as follows:


Name                                      Title                                      Target Incentive
----                                      -----                                      ----------------

Hal N. Pennington        Chairman, President and Chief Executive Officer                $     575,000
Robert J. Dennis         Executive Vice President and Chief Operating Officer                 350,000
James S. Gulmi           Senior Vice President and Chief Financial Officer                    165,000
Jonathan D. Caplan       Senior Vice President                                                130,000
James C. Estepa          Senior Vice President                                                300,000


The named executive officers also receive long-term incentive awards pursuant to the Company's shareholder approved equity incentive plans.

In addition, certain of the named executive officers are eligible to receive matching contributions to their 401(k) Plan accounts, tax preparation fees, financial planning fees, club dues, and/or auto allowances. The Company's named executive officers are also eligible to participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and 401(k) Plan.

                             ADDITIONAL INFORMATION

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company's proxy statement to be filed in connection with the 2006 annual meeting of shareholders.